CONTACTS	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S INC. PREVIEWS THIRD QUARTER RESULTS
AND UPDATES OUTLOOK FOR FISCAL 2006
NASHVILLE, Tenn. (October 18, 2006) — O’Charley’s Inc. (NASDAQ/NM: CHUX), a leading casual- dining restaurant company, today announced its preliminary results for the 12-week period ended October 1, 2006, and revised its previously issued guidance for the current year. As previously announced, the Company plans to issue its 2006 third-quarter earnings release prior to market open on October 26, 2006, and to conduct a conference call that day at 10:00 a.m. EDT.
     Although the Company has not yet finalized its financial and accounting procedures for the third quarter of fiscal 2006, it now expects to report net earnings per diluted share of approximately $0.09, compared with previously issued guidance of earnings per diluted share of between $0.11 and $0.16. Same-store sales for the third quarter declined 1.2 percent at O’Charley’s company-operated restaurants and increased 1.2 percent at the Ninety Nine Restaurant and 3.9 percent at Stoney River Legendary Steaks. In all three concepts, guest counts declined while average check increased. The decline in same-store sales at the O’Charley’s concept, combined with higher than expected repair and maintenance and legal expenses during the third quarter, contributed to the variance from the Company’s previously issued guidance. These factors will be discussed more fully in the Company’s third-quarter earnings release and conference call.
     The Company stated that it now expects to report net earnings per diluted share of between $0.85 and $0.90 for fiscal 2006, based on expected net earnings per diluted share of between $0.26 and $0.31 for the 13-week period ending December 31, 2006. This compares with the Company’s previously-issued full-year guidance of between $0.90 and $0.96 per diluted share. The 2006 fiscal year is a 53-week year. The Company’s guidance for the fourth quarter and full year reflect an estimated positive earnings impact from the 53rd week of between $0.08 and $0.10 per diluted share. The Company’s updated guidance will be discussed more fully in the Company’s third-quarter earnings release and conference call.
About O’Charley’s Inc.
O’Charley’s Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates orfranchises a total of 357 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 235 restaurants in 17 states in the Southeast and Midwest, including 226 company-owned and operated O’Charley’s restaurants in 16 states, five franchised
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3038 Sidco Drive     -     Nashville, TN 37204     -      (615) 256-8500

CHUX Previews Third Quarter 2006 Results

October 18, 2005
O’Charley’s restaurants in Michigan, one franchised O’Charley’s restaurant in Ohio, and three joint venture O’Charley’s restaurants in Louisiana. The menu, with an emphasis on fresh preparation, features several specialty items such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The Company operates Ninety Nine restaurants in 113 locations throughout Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, and Vermont. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The Company operates nine Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky, Ohio, Missouri and Tennessee. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
Forward Looking Statement
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “expect,” “project,”“believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including our guidance for future periods and our estimated results of operations for the fiscal quarter ended October 1, 2006, are subject to the finalization of the Company’s third fiscal quarter financial and accounting procedures, and may be affected by certain risks and uncertainties, including, but not limited to, the Company’s ability to increase operating margins and increase same-store sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results of operations; the Company’s ability to successfully implement changes to its supply chain; the Company’s ability to sell closed restaurants and other surplus assets; the possible adverse effect on our sales of any decrease in consumer spending; the effect of increased competition; the resolution of the Company’s dispute with Meritage Hospitality Group, Inc.; the impact on our results of operations of restarting development of our Stoney River concept, and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
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